EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)





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                                 Three Months Ended                   Fiscal Year Ended
                                  May 2      May 3   January 31  February 1   February 3 January 28  January 29
                                   1998       1997      1998         1997        1996 *      1995        1994
Consolidated pretax income      $100,115    $92,473   $410,035     $378,761    $269,653   $406,110     $399,534
Fixed charges (less capitalized
interest)                         37,086     34,002    147,466      139,188     139,666    145,921      152,568

EARNINGS                        $137,201   $126,475   $557,501     $517,949    $409,319   $552,031     $552,102


Interest                         $33,656    $30,459   $129,237     $120,599    $120,054   $124,282     $130,915
Capitalized interest                 898        884      3,644        4,420       3,567      2,545        1,882
Interest factor in rent expense    3,430      3,543     18,229       18,589      19,612     21,639       21,653

FIXED CHARGES                    $37,984    $34,886   $151,110     $143,608    $143,233   $148,466     $154,450


Ratio of earnings to fixed charges  3.61       3.63       3.69         3.61        2.86       3.72         3.57

 * 53 Weeks

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